NVC FUND HOLDING TRUST

100 Crescent Court #700 Dallas, Texas 75201. Tel: 214-459-8183, 972-291-4219 www.nvcfund.com

Corporate Credit Rating Report

October 2017


3.0
2.5
2.0

Saifur Rahman & Associates

Regulatory, Tax, VAT & Financial Consultancy

To: The Management and Shareholders
NVC Fund Holding Trust
100 CRESCENT COURT #700
DALLAS, TEXAS, USA 75201.

Re: Corporate Credit Rating

We have been engaged to analyze the corporate credit rating of NVC Fund Holding Trust as of October 15, 2017.

Based on the information provided by the management and audited financial statement it is estimated that:

> NVC Fund Holding Trust scores a credit rating of 1.2 ("AAA" equivalent), meaning a Prime Investment Grade Rate. The financial score of 0.5 and Business and Industry risk is 1.0. This is accompanied by the favorable Country risk and Management risk leading to a final credit rating score of 1.2.

We have drawn this rating based on S&P credit rating criteria. Significant financial ratios are considered in the NVC FUND credit rating, derived from the financial data of:

NVC Fund audited financial statements carried out in accordance with International Financial Reporting Standards (IFRS), The International Standards on Auditing (ISAs).

It should be noted that Standard and Partners, a respected Auditing firm, have appraised and valued the NVC FUND Holding Trust business in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Foundation and the International Valuation Standards (IVS) published by the International Valuation Standards Council covering the last 3 years.

This credit rating appraisal follows the requirements of a credit rating engagement, as that term is defined in the Fair Credit Reporting Act, 15 U.S.C. § 1681 ("FCRA"), USA.

Dewan Shahinur Rahman
MBA, ACCA
Partner

NVC FUND HOLDING TRUST

RECOMMENDED RATING: 1.2 (“AAA” equivalent)

OUTLOOK: Stable, Prime Investment Grade

1. Company Profile

NVC Fund Holding Trust (thereafter referred as NVCFUND, NVC, company or the company) was established on 2000. The Company is controlled by Frank Ekejija.

The address of the Company's registered office is, 100 CRESCENT COURT #700 DALLAS, TEXAS USA 75201.

Company's contact email is trustee@nvcfund.com

Company's phone number is +1-214-459-8183, +1-972-291-4219

STATEMENT OF INTENT AND PURPOSE

1. NVCFUND Transaction Platform is available to serve the commercial operation of contracted Rights Owners, Financial Institutions, Sovereigns, Governments, Asset Owners, Accredited Investors, Title Holders, Insurers and Money Managers, that are qualified under the SEC definition of sophisticated or Institutional Investors.

2. NVCFUND and related entities have collectively over $48,000,000,000,000 (Forty Eight Trillion USD) of owned Assets/ Equity under management.

3A. A party is considered and accepted to become a Participant when the sponsored project is qualified by the management of the Transaction Platform through an agreement to provide services. The project can be initiated by any of the current entities and enter into a bidding agreement and contract with any subsidiary of NVCFUND HOLDING TRUST, NVCFUND TRUST or NVC FUND, LLC, NVC DEVELOPMENT, LLC, NVC CAPITAL CORPORATION, NVC INVESTMENT, LTD, and be issued a Project Trust Account Number.

3B. The Annex list of 100 Funds is SPV, SPC and SPT collectively NVC FUND 100. The NVC100 are related and annexed as integral internal management Special Purpose Vehicles (SPV). Special Purpose Companies (SPC) and Special Purpose Trust (SPT) are properties of NVC FUND HOLDING TRUST to accomplish NVC interest and purpose for and on behalf of NVC Partners, Clients and Institutional transactions.

4. NVCFUND has the capacity and capability as a Qualified Institutional Participant to securitize, monetize, collateralize, leverage, deleverage, borrow, lend trade, invest, insure, assure, re-insure, hypothecate, assign, divide, and leverage NVCFUND corporate assets as necessary with any member of the Transaction Platform.

5. From time to time, NVCFUND may issue Capital Securities, Bonds, Promissory Notes, Bills of Exchange, Trust Accounts and Ledger Accounts to facilitate investments and financial commitments to participants.

6. NVCFUND is empowered to invest, contribute, assign, securitize, and deposit assets for equity in companies and humanitarian organizations as necessary.

7. NVCFUND will manage the platform to enable Participants to facilitate mutually beneficial buy and sell agreements with each other within the Transaction Platform so Participants may facilitate funding, execute and manage joint ventures, buy-sell contracts, underwrite, and ensure and guaranty of Participants projects.

8. The NVCFUND TRANSACTION PLATFORM offers opportunities to qualified investors to participate as commitment holders, buyers, sellers, lenders, partners and facilitators in specific offerings.

9. NVCFUND is authorized to appoint any administrator to administer assignments on behalf of contracted Parties.

10. Each contract will be executed with participants using an LLC, Trust or Partnerships under the umbrella of NVC FUND TRUST as a Master Custodian Trust where each SPV may be issued a subsidiary account by the Master Custodian Trustee. An Administrative Agent may be engaged to facilitate and manage the execution of the contracts to ensure that all transactions, fiduciary obligations and statutory requirements of each entity are performed and accounted for accordingly.

NVCFUND is to enter into mutually beneficial agreements for investments, Securities, Financing, Administration, Assets Management, Collateral Management Contracts with ready, willing, able Companies, governments, Pension Funds, Lenders, Hedge Funds, Banks and Financial Institutions to accomplish the purpose and programs of NVCFUND Transaction Platform.

Partial List of Completed NVC Transactions

NVCFUND has an equity interest in over 55 companies that NVC supports as joint venture partners, or with capital investments, ranging from 25% to 85% interest in the respective businesses. NVC has established precedents' for the use of NVC trust units certificates as an acceptable value in private placement transactions with counterparties.

Here are some sample investments and initiatives:

• In January 2008, NVCFUND sold $4.8 Billion of equity units and received payment in promissory notes and international Bills of Exchange.

• In June 2008, NVCFUND contributed a significant amount of equity in return for a $10 Billion oil and gas energy bond position in a program in which $21 Billion of private placement capital was raised by Pacific Atlantic Asia Foundation to fund their Global Humanitarian Initiatives.

• In June of 2009, NVCFUND HOLDING TRUST reached a deal to purchase a 55% interest in the Gooch Companies for $10 Billion. As of today, the Gooch Companies manage construction projects, both current and in the pipeline, worth $1.5 Trillion USD, around the world.

• In July of 2009, NVCFUND deposited $84 Billion of the Trust Equity Certificate into a Sovereign Trust account in exchange for a Certificates of Deposit along with a Safe Keeping Receipts (SKR) for the deposit.

• The $84 Billion Certificate of deposit was accepted as payment for the purchase of Sovereign Central Bank Treasury Bills. The Treasury Bills were received, monetized, and reinvested in high yield private placement investment programs.

• In August 2009, NVCFUND issued $25 Billion Trust Certificate as deposits to establish a Trust Investments accounts in The Standard and Poor's AA+ rated US Capital Trust.

• In October 2009 NVCFUND entered into a working arrangement to support Pedison USA in it the business of providing financial services and mortgage lending across the broad business spectrum with an open line of credit and balance sheet enhancement.

• In November of 2009, NVCFUND signed a five years lessee agreement to lessee $100 Million value in Trust Certificate Collateral Security to enhance the balance sheet to American Indemnity Guarantee.

• In March 2010, NVC Fund invested $1.3 trillion as the base collateral asset to support the private placement transaction involving the purchase order of $2.4 trillion wholesale warehouse loan financing involving buy-sell contracts with recurring revenue streams. The result of all the members business to a business network of financial transactions continue to accrue as credit and benefit to NVCFUND HOLDING ACCOUNTS.

• In April 2010, NVCFUND appointed Estrategia Investimentos of Brazil through the Florida office to act as one of NYC's Asset Custodian and Depository for $16 Billion Trust Fund. Estrategia invested the trust fund in trading programs and continues to grow in value.

• In October 2010, NVCFUND executed a swap agreement in which NVC promissory Note was exchanged for income surplus certificate and equity interest in OICM Insurance Company.

• In February 2011, NVC deposited an additional $50 Billion of NVC trust certificate with US Capital Bank and Trust through a Custody and Deposit Contract agreement.

• In March 2011, NVCFUND established an SPV trust and invested 57,000,000 Trust Units of NVCFUND HOLDING TRUST Certificate Shares as Capital Security to support Global Underwriters Coalition. The GUC network provides a global peer-to-peer banking platform and operates as a repository trust domain for the exchange goods and services on a global scale.

• In March 2011, NVCFUND agreed to purchase equity interest in Immune Modulation, Inc, Immune Modulation, Incorporated (IMI) is an early development stage company conducting research and developing pharmaceutical drugs in the areas of transplantation, inflammation, oncology, and virology.

• In June 2011 NVCFUND established a US Treasury Direct Account to act as the back stop to NVC trust asset accounts. As the global sole super power and trusted government institution, The US Government Treasury is a safe heaven and custodian for all global credit and debt public and private for NVCFUND HOLDING TRUST.

• In October 2012, NVCFUND issued a multibillion dollar donation to The Church of God, The Maranatha Church to support and fund collaboration with Atlantis Global and Faith Group Trading Platform and so the profits can be used to fund humanitarian courses around the world.

• In November 2011, NVCFUND entered into a Joint venture agreement with Diamond Access, Inc. DIAMOND is gold, diamond and precious/semi/precious minerals aggregator and reseller who purchases and accepts consignments of its products from its network of 10,200 artisan/small miner network system established in 22 countries on the African Continent.

• In December of 2011,NVC extended a $12 Billion long term facilities in partnership with Banque Internationale to support merger and acquisition activities and balance sheet lending to transactions in Russia, Ukraine, Turkey, North Africa and the Middle East

• In April of 2012, NVCFUND agreed with the Law Firm of Albert Bakker Vorster and Pillay and Associate to act as asset manager, custodians and Fiduciary Agent and Trustee for a $10 Billion trust fund invested in high yield investment program with HSBC in Hong Kong.

• In April of 2012, NVCFUND signed a full corporate offer and definitive agreement to the purchase 10,000 metric tons of Gold Bullion valued at $550 Billion in a private buy-sell arrangement.

• In August of 2013, NVCFUND opened $50 Billion trust account, an Institutional. Custodial Trust Agreement with the Global Clear Banking Platform to support the Global Network of the member banks, credit unions, community development agencies financial capacity to provide capital and funds to the millions of their customers. In exchange, Global clear Banks will provide back office ledger settlement and clear for NVC Transactions as may be needed.

2. How Agencies Assign Ratings

The rating system's origins date back to the 1860s, when the U.S. railroad system was rapidly developing. Henry Varnum Poor, a financial analyst and railroad enthusiast from Maine, compiled and released two publications describing the history, operations, and finances of the railroad system. Investors and business managers came to rely on "Poor's Manual" to help decide where to put their money. Out of this grew the firm Standard & Poor's, which issued its first ratings on corporate bonds and sovereign debt in 1916.

In a manner similar to how Poor evaluated railroads, today's public finance specialists at S&P, Moody's, Fitch Ratings, and other ratings agencies provide an independent analysis of the credit risk of company, state and local government. In this way, the agencies tell investors the chances of a default on company and government-issued debt. Although each agency assigns ratings a little differently, all have lettered categories with notches or degrees. Moody's highest rating is Aaa, while S&P's and Fitch's is AAA. Moody's modifies its letters with the numbers 1, 2, and 3, while S&P and Fitch use plus and minus signs. The S&P and Fitch ratings for states drop as low as a BBB–, equivalent to Baa3 in Moody's case. As of January 2017, Illinois was the lowest-rated state, holding a Baa2 rating from Moody's, BBB from S&P, and BBB+ from Fitch. See *Table 1* for more information on how the different ratings scales compare.

The ratings are based on both quantitative and qualitative factors. To evaluate a state's credit, the agencies assess its performance using a variety of core criteria, such as its ability to operate across

the business cycle, trends in the company's or state's economy, and its government's financial performance, management, debt load, long-term costs, and political structure. Companies' deemed able to meet their debt obligations during periods of recession or fiscal stress, or able to adapt quickly to such conditions, are typically granted the highest ratings. Conversely, companies that receive lower ratings usually operate with less structurally sound budgets, exhibit less diversified economies that rely on volatile revenue, and/or experience periods of management delay or gridlock.

Table 1

The 'Big 3' Rating Agencies Use Similar Scales to Assess Creditworthiness

States are considered investment grade by default with a minimum Baa or BBB rating

Class	Moody's	S&P Global	Fitch
Prime	Aaa	AAA	AAA
High investment grade	Aa1	AA+	AA+
	Aa2	AA	AA
	Aa3	AA-	AA-
Upper medium grade	A1	A+	A+
	A2	A	A
	A3	A-	A-
Lower medium grade	Baa1	BBB+	BBB+
	Baa2	BBB	BBB
	Baa3	BBB-	BBB-

3. Strategic Vision of NVC

NVC Fund Holding Trust intends to be one of the premier asset managers and private equity investors in the world. We are poised to leverage the full value of our tremendous asset base to fund projects and programs. We intend to offer our support and platform to entrepreneurs and visionaries that may otherwise not be ready for, or fall outside, the normal Wall Street "circle."

On the strength of our asset base, it is our goal to acquire an existing AAA rated financial insurance guaranty company and a Bank Holding Company. We believe such a strategic move will give NVC Fund Holding Trust the capacity and existing infrastructure to become a major force as a project guarantor and financier.

4. Key Management

Frank Ekejija
Chairman/Trustee / CEO

NVCFUND Holding Trust, NVCFUND Trust, Network Venture Partners, NVC FUND, LLC
Network Venture Capital Fund, Wyoming Mineral Resources, LLC.

Reverend Frank Ekejija is a Servant Leader, visionary, Minister, Philanthropist and Financier. Frank Ekejija is dedicated to serving humanity in extraordinary capacity through the use of his vast business financial capabilities and capacity as a faithful steward of God's resources. Frank Ekejija has this to say as his driving motive and purpose as the foundation for all that he does ….."I am what I am by the grace of God. It is my intent and desire to be a benefactor to many people around the world. It has always been my prayer that the Lord would bless me to be a blessing to the world. As long as I could remember, my prayer has been that God should make me a conduit of blessing to your people everywhere. "The Lord answered my humble prayer in such profundity that boarders on the unbelief. He has done even more than I could have ever hoped or dreamt for, but by faith I am grateful for the opportunity to be of services to His Glory. I can say I am blessed beyond measure"

Frank Ekejija has over 25 years of proven experience as a Business and Financial Consultant spanning all areas of finance, insurance, securities, private banking, venture capital, commodities, international trade, real state, mortgage banking. Frank Ekejija is a member of the Chairman Circle of the Oxford Club, A life Time member of the Cambridge Who's Who in Business and Finance. Frank Ekejija has been at the courting edge as Business and Financial Consultant offering leadership as Founder, Co-Founder, President, Chairman and CEO in several businesses and organizations. He has held positions of responsibilities with companies such as: Allstate Financial Services, Inc, The Mony Group, Countrywide Mortgage, Inc., WMA Securities, Western Reserve, AEGON Skandia, AIG, American General Life and Bankers Life.

Frank Ekejija is a Finance graduate from Dallas Baptist University. Over the years, Mr. Ekejija has held relevant professional licenses required to serve his clients.

Ms. Cheryl E. Ford
Corporate Secretary

Cheryl has over 22 years of proven business management experience in the Business management, trust management, portfolio asset management

She was a Reo / Asset Manager with Fannie Mae. At Finnie Mae Ms. Ford Reviewed purchase & sale contracts and was responsible for utilizing sound negotiation tactics to ensure the actions taken are coordinated and balanced to achieve the overall goal of mitigating credit losses.

Specialty Trust Asset Manager - Bank of America

Responsible for Assets in 5 states, where she provided real estate investment and property management services to Bank of America Trust clients. She developed and administered annual operating budget. Directed and coordinated the activities of staff and contract personnel and

evaluates performance. She managed complex special assets within Trust Management Group for Partners with Private client managers. She communicated extensively with Tax Department and Operations as well as attorneys, accountants, and vendors. Skilled in property insurance, real estate tax processes.

She was also a Human Resources Recruiter /Coordinator at Bank of America

Education:
Graduated from Sawyer Business College, Executive

Secretary - Evanston, Ill. Certified diploma in Apartment Management, Certified diploma in Problem Solving/Decision Making, Dekalb College - Decatur, Ga.

Illinois Real Estate Sales License
Certified Manager of Housing (CHM) - National
Center for Housing Management (NCHM)

Certified Certificate of Occupancy Specialist (COS) –
National Center of Housing Management (NCHM)

Everrett Meyars, MBA, CPA,
Treasurer

Mr. Meyars is Certified Public Accountant and Business Consultant with extensive business and financial background. Retired IRS Auditor and Examiner. He brings his extensive accounting and financial experience to NV Capital in the management of the treasury.

Virgie L. Grant-Brooks MBA, JD.
Corporate Legal Affairs

Virgie L. Grant-Brooks is a principal in the Dallas office of Financial Services Specialists. Ms. Grant-Brooks' legal and consulting services focus in the area of corporate finance. She provides advisory services for a variety of business entities in connection with asset-based financing, business acquisitions, debt and equity financing, employment and non-competition agreements, and other contract matters. Representation in financing transactions includes government funded loan programs, transactional services, legislative proposals, and government insured loans (including HUD, FNMA, FHA, SBA and GNMA).

Skilled in corporate finance, Ms. Grant-Brooks provides services to clients including asset due diligence, including, but not limited to, real estate title, personal property title, local record searches, and recordation and transfer issues. As a member of Financial Services Specialists' prize team, Ms. Grant-Brooks has extensive experience in handling loan documentation review due diligence, consumer finance, workouts, restructurings Practice Areas: Corporate Law and Real Estate Finance.

Education & Affiliations:
Texas A&M University, BBA, 1979 (summa cum laude) University of Dallas, MBA, 1986, University of Dallas, Masters of Mgmt. 1994 Southern Methodist University, J.D. U.S. Treasury Department - Federal Thrift Regulator Certification, American Bar Association, American Society of International Law

Robert Hayek

Geologist
Natural Resources Expert

Benefactor

Has over 50 years of continuous experience as a Geologist and Geological Consultant in the minerals and oil and gas industries. He is the President/CEO of Wyoming Mineral Resources, LLC, founder and Co-Owner of a drilling company, INTER-MOUNTAIN EXPLORATION COMPANY for exploration and development of Uranium Ore. Founder and Present of PETRO-AMERICAN ENERGY RESOURCES, INC. an oil and gas exploration and production in Colorado and Wyoming that drilled and completed eleven consecutive and successful oil and gas wells. His Specialties includes: Statigraphy, Sedimentation, Structural Geology, Ground Water Aquifers, Geo-Chemistry, Cyanide Leach, Mineralogy and Metallurgy. Mr. Hayek obtained the BS Degree in Geology and Chemistry from the University of Nebraska in 1957, Post graduate work at the Colorado School of Mines Research Institute and Wharton College, University of Pennsylvania. He was the Senior Staff Geologist at Colorado School of Mines Research Institute that provided Client Support services to international firms such as: Urania Corporation of France, Dowai Corporation of Japan, Nissho Iwai Corporation of Japan and Brinco Corporation of Canada and U.K. He worked as a Senior Geologist-Amuedo and Ivy Consultant at firms as: Amoco Oil Corporation, Gulf Oil Company, and Morrison Knudsen Mining Contractors. Mr. Hayek is a hands-on Consulting Geologist involved in Research, Exploration and Development. He is the author of numerous publications, studies and reports

O. Igho Natufe, PhD
International Business Affairs

Dr. Natufe is the President/ CEO of Stratepol Consultants Inc., a federally incorporated Canadian company with expertise in international trade and public policy. The firm is engaged in the facilitation and brokerage of international trade, and the provision of strategic advice to companies and government institutions. Dr. Natufe background includes employment as a Senior Policy Research Advisor Strategic Policy Branch, Natural Resources Canada, Ottawa, Ontario, Canada. He taught Political Science and International Relations at Canadian, Ghanaian, and Nigerian universities.

Barney King, BA
Executive Managing Director

Has over 35years+ of proven continuous experience in business management Sales /Construction/Purchasing Management to the Auto, Food Processing, Restaurant, Real Estate, Oil & Gas, Telecommunication Industries. Barney King was responsible for recruiting, hiring, training, coaching, mentoring, motivating, discharging team members (team size up to 75) with bottom line responsibilities of millions of $$$ at a time. He has developed excellent communication skills, became analytical, persistent, creative, highly accurate, rapport builder, innovative, problem solver, bottom-line oriented. Barney King has provided leadership as founder , President, Vice-President, General Manager, Managing Director for several businesses and organizations . Barney King has a "passion for helping people, help themselves" Barney is a graduate of Tulane University with a BA Economics degree.

Bob Laughlin, MS
Business Development
Managing Director

As President of Bobkat Associates, Inc, Bob is accountable for; corporate management, acquisition, development, construction and sale of real estate. Projects have included the Southfork Subdivision in Falcon, Colorado. In 2004 Mr. Laughlin expanded the efforts of Bobkat Associates, Inc. into the Senior Life Settlement (SLS) industry. This industry is the secondary market for life insurance policies on seniors over 70 years of age. The use of SLS is predominately for the purpose of collateral enhancement. Prior business activities included the acquisition and sale of patient care and physical therapy clinics.

From 1972 to 1981, as managing general partner and owner of Arlington Physical Therapy, Ltd., in Arlington Heights, Illinois, Mr. Laughlin was responsible for patient care as well as clinical development and expansion. As pioneers in out-patient physical therapy, sports medicine and sports physical therapy, they expanded from one facility, initially, to four facilities within nine years. He sold his interest in that Corporation in 1981 and moved to Colorado Springs. Mr. Laughlin purchased a physical therapy clinic, started Bobkat Associates, Inc. and expanded that Corporation to six different clinics over ten years. All of these clinics were sold after developing the market for them. The last of these clinics was a multi-million dollar annual clinic that was sold to HEALTHSOUTH Rehabilitation Corporation.

Timothy L. Sherman,
Director of Business Development & Strategic Planning
Managing Director

Mr. Sherman has been working in the financial services industries for over 15 years, while holding different senior roles and ownership in other sectors like real estate, mortgage banking, health care, information technology, academia, advertising and entertainment, for fortune 1000's like American Express Financial Advisors, Washington Mutual Bank, USAA, Lonestar Mortgage Bank, PacifiCare Health System, University of Texas, Avista Products, and SoftNet Technologies for over 25 years.

Mr. Sherman is active on several advisory boards, and is responsible for identifying opportunities, liaison with corporations, and developing new & existing relationships, and strategically designing and planning programs and schemes for the financial markets. His diverse experience and knowledge enables him to have a different approach, prospective, and in sight on multiple sectors as it applies to finance. Mr. Sherman has managed and administrated budgets in excess of 200 million and supervised over 500 personnel. Mr. Sherman's integrity, business ethics, and strategic relationships has allowed him to accelerate the closing and funding of over 850 million in commercial mortgages, real estate development, and M&A tombstones.

Timothy Sharman is a product of Our Lady of the Lake University where he graduated with a BBA in Computer Science in 1990, and presently Mr. Sharman is pursing a degree in economics from Southern Methodist University Cox Executive Education.

Tommie Williams, MBA, CPIM
Business Analyst / Project Manager

Business Consultant with MBA. Career includes mix of ERP, Financial Systems, Warehouse Management Systems, Consulting, Operations, Lean Manufacturing and process changed within organizations. Experienced from multi-billion dollar organizations to start-up to distressed companies. Phenomenal history of improving operations, building efficiencies and solving complex problems. Tireless in effort to achieve the best possible solutions utilizing best practices. A dynamic team leader.

Consulting Manager-Deloitte Touch
Provide operational best practices revolving around lean manufacturing and Theory of Constraints to clients ranging from $50 million in annual sales to $10 billion in annual sales. Completed multiple successful corporate turnarounds and reorganizations.

Entrepreneur
Launched Healthcare solution that reduces operational waste by up to 90%. Provides solutions consulting to small companies and startups. Principle at Williams Consulting Group.

Operations Management
Developed constraint busting process that saved UPS over $300 million annually. Developed and implemented throughput processes used by Office Depots Business Services Division.

Mr. Williams earned a B.A, Political Science Baylor University and an M.B.A., International Business, from Dallas Baptist University.

5. Credit Rating Analysis

The proposed score for NVC Fund Holding Trust is 1.2, equivalent to an "*AAA*" S&P rating.

Please find below a summary of the key score drivers:

60%	**Financial Score:**		0.5	*AAA*	*equivalent*
40%	**Business & Industry Risk:**		1	*AAA*	*equivalent*
	Scale and Scope	1.0			
	Business Profile	1.0			
	Other	N/A			
	Credit Sub Total Score		***0.7***	*AAA*	*equivalent*
	Adjustments				
	Country Risk:	(+)	0.5		
	High	1			
	Medium	0.5			
	Low	0			
	Management:	(+)	0		
	High Risk	0.5			
	Appropriate	0			
	Passive	0.5			
	Additional Adjustments:	(+/-)	0		
	Final Proposed Score:		1.2	***AAA***	***equivalent***

While the Financial risk is 0.5 ("AAA" equivalent), the Business risk and industry risk were slightly tempering factors but could not lead to a final credit score below 0.7 ("AAA" equivalent).

Regarding financial risk, the company overall exhibits a prime investment grade profile with consistent profitability, no leverage, and no interest coverage. Eventually if NVC wants to reduce its cost of equity, the company should make some leverage/gearing. The optimum cost of capital can be achieved by maintaining a strong and well balanced capital structure which should include both equity finance & debt finance.

Regarding business risk, the 1.0 score was supported by significant global scale and scope relative to its business nature and volume. The company's sales, geographic diversification and market share

were in line with the highest rating category, and were tempered by less innovation relative to industry peer criteria.

Management's scoring was mixed among Aggressive, Appropriate and Passive.

APPENDIX 1: Governance, Management, and Accounting Risk Factors Matrix

Overall, the matrix evaluation score does not warrant an adjustment to the credit score.

Figure 4-1: Governance, Management, and Accounting Risk Factors
Source: *Fundamentals of Corporate Credit Analysis*

Metric	Aggressive or High Risk	Proactive or Appropriate	Reactive or Passive
1. Degree of aggressiveness in company's business model, growth and acquisition strategy/pattern	X		
2. Aggressiveness of expansion into new/unproven products, business lines, industries, and/or markets	X		
3. Major shifts or U-turns in business or operating strategy		X	
4. History of restructurings, asset sales, and layoffs		X	
5. Aggressiveness in shareholder value creation or equity price appreciation strategy		X	
6. Degree of aggressiveness or excessiveness of CEO and senior executive compensation and benefits		X	
7. Overreliance on/excessive power of/domination by CEO and/or other senior executives		X	
8. High and/or unexpected senior management turnover/departures—(a high or unexplained turnover score should lead to a rating of "Aggressive/High Risk")			X
9. Aggressive corporate culture and practices "Take no prisoners" corporate culture			X
10. Frequency of litigation and legal disputes against company			X
11. History of government or regulatory actions, judgments, or settlements against company		X	
12. Aggressiveness or complexity in corporate/operating/tax structure		X	
13. Aggressiveness/complexity in financial/leverage structure		X	
14. Financial stability—liquidity sensitive to triggers and/or contingents and/or access to nonoperating cash sources		X	
15. Degree of reliance on derivatives and off-balance-sheet structures for profitability and/or capital management		X	
16. Aggressive strategy/history of revenue or income recognition and/or understating costs or liabilities		X	
17. Aggressiveness, frequent changes, and/or complexity in accounting practices and reporting			X